Exhibit 99.1

FOR IMMEDIATE RELEASE

SEEBEYOND ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

License Revenue Up 60% Year-Over-Year

MONROVIA, Calif., October 25, 2004 – SeeBeyond (Nasdaq: SBYN), provider of the world’s first fully integrated composite application network (SeeBeyond ICAN) for advanced integration and composite application solutions, today reported final results for the period ended September 30, 2004.

Total revenue for the third quarter ended September 30, 2004 was $41.7 million compared to $32.4 million in the third quarter of the prior year, a 29% year-over-year increase. License revenue for the third quarter was $17.9 million compared to $11.2 million for the prior year’s third quarter, a 60% year-over-year increase.

Net income calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP) for the quarter ended September 30, 2004, was $1.3 million, or $0.01 per share on a diluted basis, compared to net loss of $4.8 million, or $(0.06) per share in the prior year’s third quarter.

SeeBeyond ended the third quarter 2004 with total cash and cash equivalents of $68.1 million and DSO of 76 days.

“During the quarter, we saw exceptional demand for the SeeBeyond ICAN 5 Suite, as customers and prospects alike continue to recognize the key role a service-oriented architecture plays in driving ROI from existing investments,” said Jim Demetriades, founder and CEO of SeeBeyond. “The next generation of IT innovation is here and at the core sits composite application development based on a service-oriented architecture – exactly what ICAN 5 provides. We are committed to building upon our vision and will continue to invest in our technology suite to maintain our competitive edge in the marketplace.”

“Reporting impressive year-over-year growth in license revenue, we are establishing a profitable base of operation from which the company can grow,” said Carv Moore, President and COO of SeeBeyond. “With a stable operating model in place for several quarters now, we have seen an improvement in North America sales execution and continued strong performance in Europe. In addition, a renewed focus on partnerships during the quarter brought strengthened channel relationships, including Retek and several leaders in the RFID technology space.”

Third Quarter 2004 Highlights:

•                  SeeBeyond closed 75 deals in the quarter, bringing its total customer base to nearly 1,950 – the largest installed base in the pure-play integration space. With marked success across key verticals including financial services, healthcare, manufacturing and retail, the following customers represent new and existing business during the quarter: BMW Group, BNP Paribas, Borders Group, Inc., Dunn and Bradstreet, EDS, Emerson, Haworth, Hertz Corporation, Nestle, U.K.’s National Health Service (NHS), ORIX Australia, Pegasus Solutions, Phoenix Wealth Management, Société Generale, St. Paul Travelers, State of South Dakota, Sutter Health and U.S. Oncology, Inc.

•                  With partners influencing approximately 47% of license revenue worldwide during the quarter, SeeBeyond saw increased traction from several strategic partnerships including Accenture, Deloitte Consulting and EDS. In addition, as a part of the newly released

Retek® Xi, SeeBeyond announced selection of its SeeBeyond ICAN 5 Suite by Retek to continue to power third-party integration for its Retek Integration Bus™ (RIB).

•                  SeeBeyond unveiled the SeeBeyond RFID Composite Application Network solution offering powered by the SeeBeyond ICAN 5 Suite to enable the rapid deployment of next generation, composite-based applications leveraging existing IT assets to accelerate the return on RFID investments.

•                  During the quarter, SeeBeyond was recognized by IT Solution Providers as providing the “Best Enterprise Solution” at EnterpriseVision 2004, and was named an Outstanding Business Partner from Lockheed Martin. Most recently, SeeBeyond was named a Top Supply & Demand Chain Vendor in 2004 by Supply & Demand Chain Executive.

Financial Outlook

SeeBeyond projects total revenue for the fourth quarter 2004 to be approximately $41.0 to $44.0 million. The Company also expects GAAP earnings per share to be in the range of $0.00 to $0.02 for the fourth quarter 2004.

The Company will review its third quarter 2004 financial performance today at 2:00 PM Pacific Daylight Time / 5:00 PM Eastern Daylight Time. The toll-free dial-in number for the call from within the U.S. and Canada is (800) 640-9765; international callers may dial (847) 413-4837. A live webcast may be accessed by visiting the Investors section of the SeeBeyond website. Following the conclusion of the call, a replay will be available on the SeeBeyond website at www.seebeyond.com. An audio replay will be available after the call until November 1, 2004, at midnight EST. The toll-free dial-in number for the replay from within the U.S. and Canada is (877) 213-9653; international callers may dial (630) 652-3041 using the access code: 10045976.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About SeeBeyond

Based on 15 years of software innovation and real-world experience in integrating systems across Global 2000 organizations, SeeBeyond (Nasdaq: SBYN) delivers the industry’s first integrated composite application network (ICAN) built on a comprehensive integration platform. Beyond eAI, the SeeBeyond ICAN Suite helps organizations rapidly assemble and deploy enterprise-scale end-user applications built on existing systems and infrastructure to dramatically improve business operations. SeeBeyond has nearly 1,950 customers worldwide, including ABN Amro, BHP Billiton, The Cleveland Clinic, Commerzbank, The Dial Corporation, DuPont, Florida Power & Light, Fluor Daniel, Fujitsu, General Motors, Halliburton, Hertz Corporation, HP, Lockheed Martin, Pfizer, Samsung, Sprint, Sutter Health and UnitedHealth Group. For more information, please visit www.seebeyond.com.

# # #

SeeBeyond is a registered trademark of SeeBeyond Technology Corporation in the United States and select foreign countries. SeeBeyond Integrated Composite Application Network Suite is a trademark of SeeBeyond Technology Corporation.  The absence of a trademark from this list does not constitute a waiver of SeeBeyond Technology Corporation’s intellectual property rights concerning that trademark.  All other brands or product names are trademarks of their respective owners.

Forward-Looking Statements

This news release includes statements that are not historical in nature and as such are intended to be forward looking statements for purposes of the safe harbor provided by the Securities Litigation Reform Act. These statements, including those related to SeeBeyond’s projected revenue level and projected earnings per share for the fourth quarter of 2004, SeeBeyond’s intention to continue to invest in its technology suite,  and SeeBeyond’s plans and expectations for the remainder of 2004, are statements based on SeeBeyond’s current expectations, assumptions, estimates and projections, its industry and its future prospects. These statements are predictions, and actual events and results may differ materially from those forward-looking statements based on certain risks, including risks related to general economic conditions and, in particular, information technology spending; the Company’s sales cycle; dependence on licensing revenue from the Company’s product suite; the Company’s dependence on strategic relationships with systems integrators and others; the Company’s international operations; market acceptance of SeeBeyond products and services, including SeeBeyond ICAN 5, and the potential release of competitive products, among other factors. The forward-looking statements contained in this news release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q. SeeBeyond does not undertake to update any forward-looking statements.

Contacts:

Barry Plaga	Andrea Williams
Executive Vice President and CFO	Vice President of Investor Relations
(626) 408-3100	(415) 874-3053
bplaga@seebeyond.com	awilliams@seebeyond.com

Kristi Rawlinson
Director of Public Relations
(214) 373-1519
krawlinson@seebeyond.com

SEEBEYOND Technology Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
License	$17,944	$11,249	$48,602	$31,376
Services	10,090	9,440	29,710	30,495
Maintenance	13,698	11,667	39,726	35,164

Total revenues	41,732	32,356	118,038	97,035

Cost of revenues:
License	331	299	989	1,120
Services and maintenance	10,645	10,041	31,439	32,161

Total cost of revenues	10,976	10,340	32,428	33,281

Gross profit	30,756	22,016	85,610	63,754

Operating expenses:
Research and development	9,657	10,142	29,033	31,218
Sales and marketing	14,623	12,443	45,693	40,883
General and administrative	4,869	3,846	13,727	13,071
Restructuring and impairment charges	—	—	—	6,386
Amortization of sales and marketing warrants	—	48	(14)	172
Amortization of stock-based compensation	—	41	97	213

Total operating expenses	29,149	26,520	88,536	91,943

Income (loss) from operations	1,607	(4,504)	(2,926)	(28,189)
Other income (expense)
Interest, net	119	11	(84)	374

Income (loss) before tax provision	1,726	(4,493)	(3,010)	(27,815)
Provision for income taxes	416	356	594	442

Net income (loss)	$1,310	$(4,849)	$(3,604)	$(28,257)

Basic net income (loss) per share	$0.02	$(0.06)	$(0.04)	$(0.34)
Diluted net income (loss) per share	$0.01	$(0.06)	$(0.04)	$(0.34)

Number of shares used in calculating:
• basic net income (loss) per share	85,025	83,065	84,628	82,841
• diluted net income (loss) per share	87,830	83,065	84,628	82,841

SEEBEYOND Technology Corporation

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
	(unaudited)	(unaudited)	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$68,106	$64,888	$73,760	$70,135
Accounts receivable, net	34,450	34,091	24,288	34,333
Prepaid expenses and other current assets	3,210	3,531	4,503	4,596

Total current assets	105,766	102,510	102,551	109,064
Property and equipment, net	13,113	13,838	14,874	15,224
Goodwill	1,391	1,391	1,391	1,391
Other assets	1,709	1,750	1,995	2,068

Total assets	$121,979	$119,489	$120,811	$127,747

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$5,487	$5,905	$6,546	$5,120
Accrued expenses	20,588	18,221	18,524	21,938
Deferred revenues	31,985	30,069	31,676	31,221
Equipment line and advance payable - current portion	734	1,521	2,309	3,097
Capital lease payable - current portion	324	320	317	310

Total current liabilities	59,118	56,036	59,372	61,686

Capital lease payable	303	375	447	515
Total liabilities	59,421	56,411	59,819	62,201
Commitments and contingencies
Stockholders’ equity:
Common stock, $.0001 par value - 200,000,000 shares authorized; 87,269,395 shares issued and 84,716,243 shares outstanding as of September 30, 2004 and 87,203,944 shares issued and 85,334,606 shares outstanding as of June 30, 2004 and 86,147,860 shares issued and 84,278,522 shares outstanding as of March 31, 2004 and 85,548,522 shares issued and 83,826,520 shares outstanding as of December 31, 2003	8	8	8	8
Additional paid-in capital	225,773	225,647	223,865	222,539
Treasury stock	(6,286)	(4,276)	(4,276)	(3,632)
Deferred stock compensation	—	—	—	(47)
Accumulated other comprehensive loss	605	551	1,116	616
Accumulated deficit	(157,542)	(158,852)	(159,721)	(153,938)

Total stockholders’ equity	62,558	63,078	60,992	65,546

Total liabilities and stockholders’ equity	$121,979	$119,489	$120,811	$127,747

SEEBEYOND Technology Corporation

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income (loss)	$1,310	$(4,849)	$(3,604)	$(28,257)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gain) loss on disposal of fixed assets	—	5	(34)	(16)
Depreciation and amortization	1,129	1,401	3,572	4,406
Provision for doubtful accounts receivable	(117)	(351)	(24)	82
Amortization of sales and marketing warrants	—	48	(14)	172
Amortization of stock-based compensation	—	41	97	213
Non-cash restructuring and impairment charges	—	—	—	4,274
Changes in assets and liabilities:
Accounts receivable	(242)	(7,378)	(93)	5,389
Prepaid expenses and other current assets	321	(201)	1,386	(580)
Accounts payable	(418)	(281)	367	(3,044)
Accrued expenses	2,367	—	(1,350)	(1,297)
Deferred revenues	1,916	2,109	764	1,100

Net cash provided by (used in) operating activities	6,266	(9,456)	1,067	(17,558)

Cash flows from investing activities:
Purchases of property and equipment	(404)	(528)	(1,427)	(4,416)
Other	41	(434)	359	(1,294)

Net cash used in investing activities	(363)	(962)	(1,068)	(5,710)

Cash flows from financing activities:
Net repayments on bank lines of credit	(787)	(749)	(2,363)	(2,363)
Repayments of capital lease obligation	(68)	(97)	(198)	(173)
Proceeds from issuance of common stock pursuant to employee stock option plan	126	1,336	2,870	1,600
Proceeds from issuance of common stock pursuant to employee stock purchase plan	—	2	328	347
Payments for purchase of common stock	(2,010)	(872)	(2,654)	(872)

Net cash used in financing activities	(2,739)	(380)	(2,017)	(1,461)

Effect of exchange rate changes on cash and cash equivalents	54	437	(11)	345

Net increase (decrease) in cash and cash equivalents	3,218	(10,361)	(2,029)	(24,384)
Cash and cash equivalents at beginning of the period	64,888	80,091	70,135	94,114

Cash and cash equivalents at end of the period	$68,106	$69,730	$68,106	$69,730